Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-3 of Gulfport Energy Corporation (the “Company”) with respect to the information from our firm’s audit letter dated January 15, 2025, included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2024, as well as in the notes to the financial statements included therein, in reliance upon the audit letter of this firm and upon the authority of this firm as experts in petroleum engineering. We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

May 29, 2025

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.